UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 Or 15(D) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 30, 2006

Inverted Paradigms Corporation

(Exact name of Registrant as specified in its charter)

Delaware	000-27131	88-0381258
(State or other Jurisdiction of Incorporation or organization)	(Commission File Number)	(IRS Employer I.D. No.)

1800 2nd Street East, Suite 735

Sarasota, Florida 34236

(941) 256-0436

(Address, including zip code, and telephone and facsimile numbers, including area code, of registrant’s executive offices)

NA

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 – REGISTRANT’S BUSINESS AND OPERATIONS

Item 1.01 Entry into a Material Definitive Agreement

On May 30, 2006, we closed an agreement (the “Agreement”) with White Star, LLC for the purchase of 2,941,177 shares of our common stock for $250,000. The stock is considered restricted securities as defined by Rule 144 promulgated under the Securities Act of 1933, as amended. As of the closing of this agreement, we have 62,260,927 shares outstanding.

We also issued two classes of warrants in accordance with this agreement. Class A warrants allow the subscriber to purchase 2,941,177 shares at .25 cents per share and Class B warrants allow the subscriber to purchase 2,941,177 shares at .35 cent a share.

SECTION 3 - SECURITIES AND TRADING MARKETS

Item 3.02 Sales of Unregistered Securities

The information contained in Item 1.01 of this Current Report is incorporated by this reference into this Item 3.02. The securities described in Item 1.01 above were offered and sold in reliance upon exemptions from registration provided by Section 4(2) promulgated under the Securities Act of 1933, as amended. The agreements executed in connection therewith contain representations and warrants to support the Company’s reasonable belief that the investors had access to information concerning the Company’s operations and financial conditions, the investors are acquiring the securities for their own account and not with a view to the distribution thereof. At the time of their issuance, the securities described in Item 1.01 above will be deemed to be restricted securities for purposes of the Securities Act and the certificates representing the securities shall bear legends to that effect.

SIGNATURE PAGE

Pursuant to the requirement of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be singed on its behalf by the undersigned hereunto duly authorized.

Inverted Paradigms Corporation

Dated: June 2, 2006	By:	/s/ Steven Weldon
Steven Weldon
Chief Financial Officer